Exhibit 12C
                                                                  Page 1 of 2


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
     ----------------------------------------------------------------------
                                    UNAUDITED


                                                    Three Months Ended
                                                    ------------------
                                                 March 31,        March 31,
                                                   1998             1997
                                                ----------        --------


OPERATING REVENUES                                $234,748        $255,260
                                                   -------         -------

OPERATING EXPENSES                                 176,874         172,665
  Interest portion of rentals (A)                    2,050           1,155
                                                   -------         -------
         Net expense                               174,824         171,510
                                                   -------         -------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                                248             426
   Other income, net                                   284             343
                                                   -------         -------
         Total other income and deductions             532             769
                                                   -------         -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                          $ 60,456        $ 84,519
                                                   =======         =======

FIXED CHARGES:
   Interest on funded indebtedness                $ 10,623        $ 11,254
   Other interest (B)                                5,003           3,918
   Interest portion of rentals (A)                   2,050           1,155
                                                   -------         -------
         Total fixed charges                      $ 17,676        $ 16,327
                                                   =======         =======

RATIO OF EARNINGS TO FIXED CHARGES                    3.42            5.18
                                                      ====            ====

Preferred stock dividend requirement              $    121        $    121
Ratio of income before provision for
  income taxes to net income (C)                     173.0%          171.8%
                                                   -------         -------
Preferred stock dividend requirement
  on a pretax basis                                    209             208
Fixed charges, as above                             17,676          16,327
                                                   -------         -------
         Total fixed charges and
           preferred stock dividends              $ 17,885        $ 16,535
                                                   =======         =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                       3.38            5.11
                                                      ====            ====

                                                                 Exhibit 12C
                                                                 Page 2 of 2


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
     ----------------------------------------------------------------------
                                    UNAUDITED




_________________________

NOTES:

(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B)      Includes   dividends  on   company-obligated   mandatorily   redeemable
         preferred securities of $2,250 for the three month periods ended March 31, 1998 and 1997, respectively.

(C) Represents income before provision for income taxes of $42,780 and $68,192 for the three month periods ended March 31, 1998 and 1997, respectively, divided by net income of $24,730 and $39,685, respectively for the same periods.